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                                                                     EXHIBIT 2.2

                                AMENDMENT NO. 1
                                      TO
                         AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER is made as of January 22, 1998, among American Tower Systems Corporation, a Delaware corporation ("ATS"), American Tower Systems (Delaware), Inc., a Delaware corporation formerly known as American Tower Systems, Inc. ("ATSI"), Gearon & Co., Inc., a Georgia corporation ("Gearon"), and J. Michael Gearon, Jr. (the "Gearon Stockholder").

                             W I T N E S S E T H:

         WHEREAS, ATS, ATSI, Gearon and the Gearon Stockholder are parties to an Agreement and Plan of Merger dated as of November 21, 1997 (the "Merger Agreement"); and

         WHEREAS, ATS, ATSI, Gearon and the Gearon Stockholder have agreed to amend the Merger Agreement as set forth herein pursuant to Section 11.1 of the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

         1. Section 3.1(b) of the Merger Agreement is hereby deleted and the following new Section 3.1(b) is inserted in its place:

                  "(b) Each share of Common Stock, no par value, of Gearon (the "Gearon Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Gearon) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive its pro-rata share of the following:

                           (i) with respect to Dan King Brainard, Jeff Ebihara
                  and Doug Wiest, 555,555, 22,221 and 44,444 shares,
                  respectively, of Class A Common Stock, par value $.01 per share, of ATS (the "ATS Class A Common Stock") (being a number of shares of ATS Class A Common Stock with an agreed upon fair market value of $5,000,000, $200,000 and $400,000, respectively, based on an agreed upon per share value of the ATS Class A Common Stock of $9.00, which ATS represents is not more than the price per share at which shares are to be sold pursuant to the ATS Private Placement) to be issued to each such Gearon stockholder in proportion to the number of shares of Gearon Common Stock held by such stockholder to the number of shares of Gearon Common Stock held by all such stockholders (the "Gearon Employees Consideration"); and

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                           (ii) with respect to the Gearon Stockholder and The
                  1997 Gearon Family Trust, (A) 4,240,002 and 471,111 shares, respectively, of ATS Class A Common Stock (being a number of shares of ATS Class A Common Stock with an agreed upon fair market value of $42,400,000 based on an agreed upon per share value of the ATS Class A Common Stock of $9.00, which ATS represents is not more than the price per share at which shares are to be sold pursuant to the ATS Private Placement) (the "Gearon Common Stock Consideration"), and (B) $28.8 million and $3.2 million, respectively, in immediately available funds (the "Cash Consideration" and collectively, with the Gearon Common Stock Consideration, the "Merger Consideration" which term shall include any adjustment pursuant to the provisions of this Section).

         Notwithstanding the foregoing, the Cash Consideration shall be (i) increased by an amount equal to the Net Working Capital of Gearon (if positive) on and as of the Closing Date, and (ii) decreased by an amount equal to the Net Working Capital of Gearon (if negative) on and as of the Closing Date. The term "Exchange Merger Consideration" shall mean an amount equal to the Gearon Employees Consideration or the Merger Consideration, as the case may be, divided by the aggregate number of shares of Gearon Common Stock (the "Gearon Shares") issued and outstanding at the Effective Time and held of record at the Effective Time by the Persons (x) named in paragraph (i), in the case of the Gearon Employees Consideration, and (y) named in paragraph (ii), in the case of the Gearon Common Stock Consideration and the Cash Consideration.

          At the Effective Time, all Gearon Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such Gearon Shares (each, a "Certificate") shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of Section 3.2, the Exchange Merger Consideration multiplied by the number of Gearon Shares represented by such Certificate, and a holder of more than one Certificate shall have the right to receive the Exchange Merger Consideration multiplied by the number of Gearon Shares represented by all such Certificates. In lieu of issuing fractional shares, ATS shall convert the holder's right to receive ATS Class A Common Stock pursuant to the provisions of this Section into a right to receive the highest whole number of shares of ATS Class A Common Stock constituting the Exchange Merger Consideration plus cash equal to the fraction of a share of ATS Class A Common Stock to which the holder would otherwise be entitled multiplied by $9.00, and the Exchange Merger Consideration to which a holder is entitled shall be deemed to be such number of shares of ATS Class A Common Stock, the Cash Consideration and such cash. The holders of such Certificates previously evidencing Gearon Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Gearon Shares, except as otherwise provided herein or by Applicable Law. "

         2. The definitions of "Collateral Documents" and "Gearon" appearing in Appendix A of the Merger Agreement are each hereby deleted and the following new definitions are inserted in their places, respectively:
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         "Collateral Documents shall mean the Agreement and Plan of Merger by and among ATSI, Communications Towers, Inc. and the Gearon Stockholder, the Indemnity Escrow Agreement, the ATS Noncompetition Agreements, the Gearon Employment Agreement, the Gearon Notes, the Gearon Security Agreement, the Gearon Investment Letters, the Certificate of Merger, the Articles of Merger, and any other agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement or any Collateral Document."

         "Gearon shall have the meaning given to it in the Preamble and shall include CTI, unless the context otherwise implies."

         3. All references in the Merger Agreement and each Collateral Document to "American Tower Systems, Inc." are hereby deleted and replaced by the name "American Tower Systems (Delaware), Inc.," and all references to "ATSI" in the Merger Agreement and each Collateral Document shall be deemed to refer to American Tower Systems (Delaware), Inc.

         4. Each of ATS, ATSI, Gearon and the Gearon Stockholder represents and warrants that all requisite corporate and other action necessary for the valid execution and delivery of this Amendment No. 1 has been duly and effectively taken.

         5. Each capitalized term used herein without definition shall have the same meaning herein as is given to such term in the Merger Agreement.

         6. The Merger Agreement as amended hereby is ratified and confirmed in all respects and shall continue in full force and effect.

         7. This Amendment No. 1 may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       American Tower Systems Corporation

                                       By:_____________________________________
                                            Name:
                                            Title:

                                       American Tower Systems (Delaware), Inc.

                                       By:_____________________________________
                                            Name:
                                            Title:

                                       Gearon & Co., Inc.

                                       By:______________________________________
                                            Name:
                                            Title:

                                       Gearon Stockholder


                                       J. Michael Gearon, Jr.